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                                                                      EXHIBIT 21

                          SUBSIDIARIES OF THE COMPANY



                                 State of Country
Subsidiary                       of Incorporation
----------                       ----------------
Oil-Dri Corporation of Georgia   Georgia
Oil-Dri Production Company       Mississippi
Oil-Dri Transportation Company   Delaware
Oil-Dri, S.A                     Switzerland
Favorite Products Company, Ltd.  Canada
Blue Mountain Production Co.     Mississippi
Oil-Dri (U.K.) Limited           United Kingdom
Ochlocknee Holding Co., S.A      Spain
Ochlocknee Mining Co., S.A       Spain
Oil-Dri Corporation of America   Nevada



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